Exhibit 4.16

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

AMBIT BIOSCIENCES CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No. CSW-[ ]	October [26], 2012

THIS CERTIFIES THAT, for value received, [                    ] (the “Holder”), is entitled to subscribe for and purchase at the Warrant Price (defined below) from Ambit Biosciences Corporation, a Delaware corporation (the “Company”), all or any portion of the Shares (as defined below) during the Exercise Period (as defined below); provided that the number of Shares issuable upon any exercise of this Warrant and the Warrant Price shall be adjusted and readjusted from time to time in accordance with Section 4 and Section 7 below.

This Warrant is issued as one of a series of warrants (the “Common Warrants”) pursuant to the Series E Preferred Stock, Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of October [25], 2012, as may be amended from time to time, by and among the Company and the persons and entities listed on Exhibit A thereto (the “Purchasers”). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

1. EXERCISE OF WARRANT. The terms and conditions upon which this Warrant may be exercised, and the Shares covered hereby may be purchased, are as follows:

(a) Term. Subject to the terms and conditions hereof, this Warrant may be exercised at any time, or from time to time, in whole or in part, during the period (the “Exercise Period”) commencing on the date hereof and concluding on October [26], 2022 (the “Expiration Date”); provided, however, that in no event may this Warrant be exercised after the Expiration Date. If immediately prior to the end of the Exercise Period the Fair Market Value of one Share exceeds the Warrant Price, then as of such time this Warrant shall be deemed to have been exercised in full on a “net exercise” basis pursuant to Section 2(b).

(b) Shares. For purposes of this Warrant, the “Shares” shall mean [                    ] fully paid and nonassessable shares of the Common Stock of the Company (“Common Stock”) (or such other number, class and kind of shares as may be issuable hereunder pursuant to Section 4 or Section 7 below).

(c) Warrant Price. For purposes of this Warrant, the “Warrant Price” shall mean $0.01 per Share, subject to adjustment pursuant to Section 4 and Section 7 below.

2. METHOD OF EXERCISE.

(a) The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth in the Purchase Agreement (or at such other address as it may designate by notice in writing to the Holder):

(i) An executed Notice of Exercise in the form attached hereto as Exhibit A;

(ii) Payment of the Warrant Price (i) in cash or by check, (ii) by cancellation of indebtedness, (iii) by net exercise pursuant to Section 2(b) or (iv) by any combination thereof; and

(iii) This Warrant.

As soon as practicable but not later than two (2) business days after the Company shall have received such Notice of Exercise and payment, the Company shall execute and deliver or cause to be executed and delivered, (i) in accordance with such Notice of Exercise, a certificate or certificates for the Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, promptly after the rights represented by this Warrant shall have been so exercised and (ii) in case such exercise is for less than all of the Shares purchasable under this Warrant, a new Warrant or Warrants of like tenor, for the balance of the Shares purchasable hereunder.

The person in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such Shares on the date on which this Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

(b) Net Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value (as defined below) of one Share is greater than the Warrant Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B) A

Where:	X =	the number of Shares to be issued to the Holder

	Y =	the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

	A =	the Fair Market Value of one Share (at the date of such calculation)

	B =	the Warrant Price (as adjusted to the date of such calculation)

For purposes of this Warrant, the fair market value of one Share (the “Fair Market Value”) shall mean, with respect to each such Share, the value as determined by the Company’s Board of Directors (the “Board”) (including, for the avoidance of doubt, the Series E Representative (as defined in the Company’s Amended and Restated Certificate of Incorporation)) in good faith; provided, however, that in the event that this Warrant is exercised pursuant to this Section 2(b) in connection with the Company’s initial public offering of its Common Stock, the Fair Market Value of one Share shall be the per share offering price to the public of the Company’s initial public offering.

(c) Expenses. The Company shall pay all expenses payable in connection with the preparation, issuance and delivery of certificates for the Shares and any new Warrants. If the certificates for the Shares or the new Warrants are to be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment.

3. COVENANTS OF THE COMPANY. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof (other than taxes, liens or charges created by or imposed upon the Holder through no action of the Company). The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4. ADJUSTMENT. In the event of changes in the outstanding shares of the Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, conversions, mergers, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under this Warrant in the aggregate and the Warrant Price and Shares shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Warrant Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. Whenever the Warrant Price or number of Shares purchasable hereunder shall be adjusted or readjusted pursuant to this Section 4, the Company shall issue a certificate signed by its Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of the adjustment or readjustment, the method by which such adjustment or readjustment was calculated, and the Warrant Price and number of Shares purchasable hereunder after giving effect to such adjustment or readjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of a Share by such fraction.

6. EARLY TERMINATION. Notwithstanding Section 1(a), this Warrant shall terminate immediately upon the earlier to occur of: (i) the occurrence of any default of the Holder’s covenants or obligations under the Purchase Agreement that would result in the conversion of the Holder’s Preferred Stock of the Company pursuant to Article IV.E.4(m) of the Company’s Amended and Restated Certificate of Incorporation; or (ii) the conversion of the Holder’s Preferred Stock of the Company pursuant to Article IV.E.4(n) of the Company’s Amended and Restated Certificate of Incorporation.

7. TREATMENT UPON ACQUISITION OR ASSET TRANSFER. Upon the closing of any Acquisition or Asset Transfer (each as defined in the Company’s Amended and Restated Certificate of Incorporation) at any time during the Exercise Period, the Company shall provide to the Holder at least 10 days advance written notice of the closing of such Acquisition or Asset Transfer and shall use its best efforts to cause the successor entity (the “Acquirer”) to, as a condition to such Acquisition or Asset Transfer, assume the obligations of this Warrant and upon such assumption by the Acquirer, this Warrant shall be exercisable, upon the basis and upon the terms and conditions herein specified, for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition or Asset Transfer, and the Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified (and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant), shares of stock (the “Acquirer Shares”) in the Acquirer. The Warrant Price and/or number of Shares shall be adjusted accordingly upon such assumption. After giving effect to such assumption and such adjustments, and in lieu of the Shares issuable upon exercise of the Warrant held by such Holder, the aggregate Fair Value of this Warrant to purchase such number of Acquirer Shares (where the Fair Value of the warrant to purchase such Acquirer Shares is determined in accordance with the

Black-Scholes Option-Pricing Model assumptions set forth in Section 8), shall be at least equivalent to the aggregate Fair Value of this Warrant immediately prior to such Acquisition or Asset Transfer (where the Fair Value of each Warrant is determined in accordance with the Black-Scholes Option-Pricing Model assumptions set forth in Section 8). For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group.

8. OPTIONAL PURCHASE AT FAIR VALUE. In the event of an Acquisition or Asset Transfer, if in spite of the Company’s best efforts, the Acquirer does not assume the obligations of the Company under this Warrant as set forth in Section 7 above, the Company shall be required to purchase this Warrant from the Holder at its “Fair Value” (the “Warrant Repurchase Amount”), prior to or contemporaneously with the consummation of any such Acquisition or Asset Transfer. “Fair Value” shall mean that value determined by the parties using a Black-Scholes Option-Pricing Model with the following assumptions: (A) a risk-free interest rate equal to the rate at the time of the closing of the Acquisition or Asset Transfer (or as close thereto as practicable), (B) a contractual life of the Warrant equal to the days remaining prior to the Expiration Date of this Warrant, (C) an annual dividend yield equal to the annualized dividend yield on the underlying Common Stock during the term of this Warrant, and (D) a volatility factor of the expected market price of the Common Stock of: (1) in the case of an Acquisition or Asset Transfer in which the Acquirer is publicly traded on a national securities exchange, the implied volatility of the common stock of such Acquirer over the one-year period prior to the Acquisition or Asset Transfer, (2) in the case of an Acquisition or Asset Transfer in which the Acquirer is a non-public company, the implied volatility of an average of not less than three publicly-traded companies in the same or similar industry to the Company with such companies having similar revenues. The payment of the Warrant Repurchase Amount shall be made in cash in the event that the Acquisition or Asset Transfer results in the Company or the stockholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares in the Acquirer (with the value of each such share being the transaction value as provided in the transaction documents) in the event that the Acquisition or Asset Transfer results in the Company or the stockholders of the Company receiving shares of the Acquirer or other entity at the closing of the transaction. In the event that the stockholders of the Company receive both cash and shares at the closing of the transaction, the payment of the Warrant Repurchase Amount to the Holder shall also be made in both cash and shares in the same proportion as the consideration received by the holders of Common Stock. Unless the holders of two-thirds in interest of the Common Warrants consent in writing to a different treatment, payment of the Warrant Repurchase Amount prior to or contemporaneously with the Acquisition or Asset Transfer shall be a condition to the consummation of such Acquisition or Asset Transfer by the Company, and the Warrant Repurchase Amount shall not be subject to any post-Acquisition or post-Asset Transfer closing contingencies or adjustments, but the parties may take such contingencies and adjustments into account in determining the purchase price. This Section 8 shall apply to the non-cash portion of an Acquisition or Asset Transfer subject to Section 7 above, in the case of such an Acquisition or Asset Transfer which is partly cash and partly other property.

9. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

10. TRANSFER OF WARRANT. Subject to applicable laws and the restrictions on transfer set forth in the Purchase Agreement, this Warrant and all rights hereunder are transferable by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company and shall agree to assume the obligations of the Holder described in this Warrant.

11. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of California.

13. AMENDMENT; WAIVER. Any term of this Warrant may be amended or waived with the written consent of the Company and the holders of two-thirds in interest of the Common Warrants; provided, however, if any amendment of this Warrant by its terms materially and adversely affects the rights or obligations under this Warrant of any Holder then holding securities purchased under the Purchase Agreement, in a manner different than such amendment affects such rights or obligations of other Purchasers, then such amendment shall not be effective with respect to such adversely affected Holder without the written consent of such adversely affected Holder. Notwithstanding the foregoing, nothing provided in this Section 13 shall limit an individual Holder’s right to waive, solely on such Holder’s own behalf, any obligation of the Company under this Warrant.

14. EQUITABLE REMEDIES. Without limiting the rights of the Company and the Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company acknowledges and agrees that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, the Company hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Warrant specifically enforced against the Company, without the necessity of posting bond or other security against the Company, and consents to the entry of equitable and injunctive relief against the Company enjoining or restraining any breach or threatened breach of such provisions of this Warrant by the Company.

15. SEVERABILITY. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

16. COUNTERPARTS. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this WARRANT to be executed by its duly authorized officer as of the date first written above.

AMBIT BIOSCIENCES CORPORATION

By:
Michael A. Martino
President and Chief Executive Officer

Acknowledged and Accepted:

[                    ]

[WARRANT SIGNATURE PAGE]

EXHIBIT A

NOTICE OF EXERCISE

TO: AMBIT BIOSCIENCES CORPORATION

(1) ☐ The undersigned hereby elects to purchase                     Shares (the “Exercise Shares”) of Ambit Biosciences Corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase                     Shares (the “Exercise Shares”) of Ambit Biosciences Corporation (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2(b) of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) The undersigned represents that (i) the undersigned understands that Exercise Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; and (ii) the undersigned is aware that the aforesaid Exercise Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the period of time prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so.

(Date)	(Signature)

(Print name)

1.

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:                 , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

1.